Exhibit 10.3

K-TECH SOLUTIONS COMPANY LIMITED (NASDAQ: KMRK) ANNOUNCES JOINT VENTURE WITH AURORA AZ ENERGY LTD. TO DEVELOP UP TO 500 MW OF AI AND HPC INFRASTUCTURE IN CANADA

HONG KONG & NEW YORK — March 16, 2026 — K-Tech Solutions Company Limited (Nasdaq: KMRK) (“K-Tech” or the “Company”), a technology firm specializing in high-performance computing infrastructure, today announced that its subsidiary has entered a joint venture agreement, as supplemented, with Aurora AZ Energy Ltd. (“Aurora”), a developer of wellhead natural gas power solutions, to develop large-scale crypto mining, artificial intelligence (AI) and high-performance computing (HPC) infrastructure in Alberta, Canada.

The Joint Venture plans to develop an initial 100 megawatts (MW) of IT capacity at Aurora’s flagship site in Alberta. Expansion beyond this level, potentially up to 500 MW over time, would be subject to securing additional power supply, land and capital. Aurora AZ Energy Ltd. is a specialist in wellhead energy solutions.

By integrating natural gas resources directly at the wellhead with advanced power generation technologies, Aurora intends to utilize natural gas resources to sustainably support high-density computing operations. The Joint Venture expects wellhead-sourced power to deliver energy costs meaningfully below prevailing grid rates in North America, positioning the partnership’s facilities as a cost-efficient platform for data center environments on the continent. Additionally, the Joint Venture intends to convert natural gas that might otherwise be flared to generate power for computing operations, reducing waste.

Under the terms of the Joint Venture, Aurora will supply power-rich data center sites sourced from its wellhead energy portfolio, while K-Tech will lead the design, development, and operations of the computing facilities. Together, the parties will deploy purpose-built, high-density data centers optimized for crypto mining, AI training/inference, and other compute-intensive workloads. The transaction is subject to customary regulatory approvals, including applicable provincial energy and environmental permits in Alberta.

Development Roadmap

The partnership is structured across several phases that together establish a roadmap to deploy over 100 MW and up to 500 MW of IT capacity:

Initial Deployment: The Joint Venture will launch at Aurora’s flagship site in Alberta, where the parties plan to develop an initial 100 MW of IT capacity supported by dedicated, wellhead-sourced power infrastructure. Site preparation and infrastructure buildout are expected to commence in September 2026, with initial computing capacity projected to come online in Q2, 2027

Capacity Expansion: Subject to securing additional power and land at existing Aurora locations, the joint venture may expand total IT capacity at those sites toward the 500 MW target. The parties expect to evaluate expansion opportunities upon successful deployment of the Phase 1 facility.

Portfolio Scale-out: K-Tech and Aurora intend to evaluate and may develop additional sites across Aurora’s broader wellhead energy portfolio, which currently encompasses over 20 active wellhead locations across Alberta. This creates an opportunity to further scale high-density AI and HPC capacity beyond the initial development plan.

“As AI models and HPC workloads become increasingly power-intensive, scalable and cost-effective infrastructure is critical. By partnering with Aurora, we are combining wellhead energy solutions with high-performance chip design and data center expertise to support next-generation AI and HPC applications,” said Kenneth Kwok, CEO of K-Tech Solutions Company Ltd.

“Aurora was built to unlock the full value of natural gas at the wellhead,” said Jim Zhou, CEO of Aurora AZ Energy Ltd. “Working with K-Tech allows us to apply that capability to high-density computing infrastructure. We believe this collaboration will support the integration of energy and digital infrastructure at scale.”

About K-Tech Solutions Company Limited (NASDAQ: KMRK)

Founded in 2016, Hong Kong-based K-Tech Solutions is principally engaged in the design, development, testing and sale of a diverse portfolio of toy products ranging from simple plastic toy products to more complex electromechanical toy products. Our solution services span across the entire development stage of toy products from design, prototype testing, production management, quality control to after-sales services. We specialize in the development of infant and pre-school educational toys and learning kits.

About Aurora AZ Energy Ltd.

Aurora AZ Energy Ltd. is a Calgary-based energy infrastructure company focused on wellhead natural gas power solutions. The company develops systems that convert natural gas resources into electricity to support high-density computing applications, including artificial intelligence, high-performance computing and digital infrastructure. Aurora AZ Energy Ltd. was incorporated in Canada in 2023.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

K-Tech Solutions Company Limited

Johnny Kwok

Unit A, 7/F Mai On Industrial Building

17-21 Kung Yip Street, Kwai Chung

New Territories, Hong Kong

Phone: (+852) 2741 3165

Email: johnnykwok@k-mark.com

Investor Relation

Jean-Pierre Noel

Straight Limited

Creative Hub, Shaw Studio

201 Wan Po Road, Tseung Kwan O, HK

Phone: (+852) 2577 8001

Email: jp@straight.hk